Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2006 Fourth Quarter Financial Results

•	Revenues for the Fourth Quarter Increased 36.4 Percent over Prior Year
•	Operating Profit for the Fourth Quarter Increased 73.0 Percent Over Prior Year
•	Diluted EPS for the Fourth Quarter Increased to $0.30, Compared to $0.22 in the Fourth Quarter of the Prior Year

ATLANTA, February 7, 2007 — RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter ended December 31, 2006. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2006, revenues increased 36.4 percent to $160,332,000 compared to $117,567,000 in the fourth quarter last year. Revenues increased compared to the prior year primarily due to higher pricing and capacity additions made during the past year in our largest service lines, such as pressure pumping and rental tools. Operating profit for the quarter was $47,308,000 compared to $27,349,000 in the prior year. Net income was $29,510,000 or $0.30 diluted earnings per share, compared to $21,540,000, or $0.22 diluted earnings per share last year. Net income for the prior year included discrete tax adjustments which increased earnings by $0.04 diluted earnings per share.

For the 12 months ended December 31, 2006, revenues increased 39.5 percent to $596,630,000 compared to $427,643,000 last year. Net income increased 66.6 percent to $110,794,000, or $1.13 diluted earnings per share compared to net income of $66,484,000, or $0.67 diluted earnings per share last year, which included an after-tax gain on sale of certain assets in the 2005 third quarter of $0.07 diluted earnings per share, as well as the discrete tax adjustments mentioned above.

Cost of services rendered and goods sold was $77,580,000, or 48.4 percent of revenues, during the fourth quarter of 2006, compared to $59,911,000, or 51.0 percent of revenues, in the prior year. The increase in these costs was due to the variable nature of many of these expenses, including compensation, materials and supplies and maintenance and repairs. As a percentage of revenues, however, cost of services rendered and goods sold decreased because of improved pricing and higher equipment and personnel utilization which leverage fixed costs over higher revenues. Selling, general and administrative expenses increased by 21.2 percent in the fourth quarter of 2006 to $24,096,000 from $19,884,000 in the prior year. This increase was due primarily to higher employment costs and incentive compensation expenses consistent with higher activity levels and improved profitability. As a percentage of revenues, however, these costs decreased to 15.0 percent in 2006 compared to 16.9 percent last year due to the fixed nature of many of these expenses. Depreciation and amortization were $12,837,000 during the quarter, compared to $10,379,000 last year. This increase was due to the higher level of capital expenditures made during recent quarters.

“RPC’s strong activity levels continued in the fourth quarter of 2006,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Our revenue growth was due to pricing and capacity increases that have taken effect over the past year. We have also begun to see the impact of our long-term strategic growth plan announced in July 2006. While our geographic expansions in Arkansas and Colorado are moving forward as planned, new equipment deliveries are being delayed as a result of high manufacturing backlogs. The equipment previously scheduled for delivery in the fourth quarter of 2006 will now be delivered in the first quarter of 2007, six to eight weeks later than scheduled. These delays are disappointing because we have immediate customer demands for this equipment and our employees have worked hard to gear up for the new opportunities.”

Hubbell continued, “The average domestic rig count during the fourth quarter was 1,719, 16.3 percent higher than the same period in 2005. Despite this increase, the average price of oil increased only 1.1 percent and the average price of natural gas decreased 44.7 percent during the quarter compared to the prior year. We are closely monitoring commodity prices, as well as

4th Quarter 2006 Press Release

other industry dynamics to ensure our business model remains flexible enough to adapt to any foreseeable industry condition. Notwithstanding any currently existing negative sentiment regarding the oil and gas industry, we are committed to meeting our customer’s long-term needs.”

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Both Technical Services and Support Services experienced stronger results due to the increased drilling rig count and related customer activity, higher pricing, and increased capacity utilization. Technical Services revenues rose 32.6 percent for the quarter compared to the prior year, driven by higher pricing and, to a lesser extent, increased capacity. Support Services revenues rose by 58.2 percent during the quarter compared to the prior year. This increase was driven primarily by increased capacity in the rental tool service line, which is the largest service line within Support Services, as well as improved pricing in the service lines which comprise this segment.

	Three Months Ended December 31		Twelve Months Ended December 31

	2006	2005	2006	2005

	(in thousands)

Revenues:
Technical services	$132,828	$100,176	$495,090	$363,139
Support services	27,504	17,391	101,540	64,487
Other	0	0	0	17

Total revenues	$160,332	$117,567	$596,630	$427,643

Operating Profit:
Technical services	$39,712	$27,019	$153,126	$84,048
Support services	9,185	3,253	30,953	11,990
Other	0	27	0	(273)
Corporate expenses	(3,078)	(2,906)	(12,248)	(10,221)
(Gain) loss on disposition of assets, net	(1,489)	44	(5,969)	(12,169)

Total operating profit	$47,308	$27,349	$177,800	$97,713

Other income, net	385	296	1,085	2,077
Interest (expense) income, net	(297)	649	(37)	950

Income before income taxes	$47,396	$28,294	$178,848	$100,740

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

4th Quarter 2006 Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the timing of deliveries of our new equipment. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declining prices of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, timing of the delivery of revenue-producing equipment, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005 and other SEC filings.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net

4th Quarter 2006 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months

	2006	2005	% BETTER (WORSE)	2006	2005	% BETTER (WORSE)

REVENUES	$160,332	$117,567	36.4%	$596,630	$427,643	39.5%
COSTS AND EXPENSES:
Cost of services rendered and goods sold	77,580	59,911	(29.5)	287,037	227,492	(26.2)
Selling, general and administrative expenses	24,096	19,884	(21.2)	91,051	75,478	(20.6)
Depreciation and amortization	12,837	10,379	(23.7)	46,711	39,129	(19.4)
(Gain) loss on disposition of assets, net	(1,489)	44	NM	(5,969)	(12,169)	(50.9)

Operating profit	47,308	27,349	73.0	177,800	97,713	82.0
Interest (expense) income, net	(297)	649	NM	(37)	950	NM
Other income, net	385	296	30.1	1,085	2,077	(47.8)

Income before income taxes	47,396	28,294	67.5	178,848	100,740	77.5
Income tax provision	17,886	6,754	(164.8)	68,054	34,256	(98.7)

NET INCOME	$29,510	$21,540	37.0%	$110,794	$66,484	66.6%

EARNINGS PER SHARE
Basic	$0.31	$0.23	34.8%	$1.16	$0.70	65.7%

Diluted	$0.30	$0.22	36.4%	$1.13	$0.67	68.7%

AVERAGE SHARES OUTSTANDING
Basic	95,714	94,743		95,243	95,052

Diluted	98,259	98,488		98,196	98,509

4th Quarter 2006 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At December 31, (Unaudited)	(In thousands)

	2006	2005

ASSETS
Cash and cash equivalents	$2,729	$12,809
Accounts receivable, net	148,469	107,428
Inventories	21,188	13,298
Deferred income taxes	4,384	5,304
Income taxes receivable	239	—
Prepaid expenses and other current assets	5,245	4,004

Total current assets	182,254	142,843

Property, plant and equipment, net	262,797	141,218
Goodwill	24,093	24,093
Other assets	5,163	3,631

Total assets	$474,307	$311,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$50,568	$30,437
Accrued payroll and related expenses	13,289	9,576
Accrued insurance expenses	3,327	3,695
Accrued state, local and other taxes	3,314	2,585
Income taxes payable	—	791
Other accrued expenses	454	544

Total current liabilities	70,952	47,628

Accrued insurance expenses	6,892	6,168
Notes payable to banks	35,600	—
Pension liabilities	9,185	13,614
Deferred income taxes	12,073	8,758
Other long-term liabilities	4,318	3,116

Total liabilities	139,020	79,284

Common stock	9,721	9,667
Capital in excess of par value	13,594	16,013
Deferred compensation	—	(5,391)
Retained earnings	317,706	219,907
Accumulated other comprehensive loss	(5,734)	(7,695)

Total stockholders’ equity	335,287	232,501

Total liabilities and stockholders’ equity	$474,307	$311,785

Certain prior year balances have been reclassified to conform with current year presentation.

4th Quarter 2006 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Twelve months ended December 31, (Unaudited)	(In thousands)

	2006	2005

Operating Activities:
Net income	$110,794	$66,484
Depreciation, amortization and other non-cash charges	43,141	28,221
Other net changes in operating activities	(24,474)	(28,343)

Net cash provided by operating activities	129,461	66,362

Investing Activities:
Capital expenditures	(171,064)	(72,808)
Other investing activities	8,746	10,393

Net cash used for investing activities	(162,318)	(62,415)

Financing Activities:
Payment of dividends	(12,996)	(6,766)
Borrowings from notes payable to banks	115,171	—
Repayments on notes payable to banks	(79,571)	—
Repayments of other debt outstanding	—	(4,800)
Cash paid for common stock purchased and retired	(2,024)	(10,268)
Other financing activities	2,197	1,060

Net cash provided by (used for) financing activities	22,777	(20,774)

Net decrease in cash and cash equivalents	(10,080)	(16,827)
Cash and cash equivalents at beginning of period	12,809	29,636

Cash and cash equivalents at end of period	$2,729	$12,809